UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 6, 2020

KUSHCO HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-55418	46-5268202
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6261 Katella Ave Ste 250, Cypress, CA	90630
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:   (714) 243-4311

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None.

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	KSHB	OTCQX

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01	Entry into a Material Definitive Agreement.

On February 6, 2020, KushCo Holdings, Inc. (the “Company”) entered into securities purchase agreements (each a “Purchase Agreement” and collectively, the “Purchase Agreements”) with certain investors identified on the signature pages thereto (the “Purchasers”), pursuant to which the Company agreed to issue and sell an aggregate of 10,000,000 units (the “Units”), with each unit consisting of one share of the Company’s common stock, par value $0.001 per share (the “Common Stock”), and a warrant (each a “Warrant” and collectively, the “Warrants”) to purchase half a share of Common Stock, in a registered direct offering (the “Offering”). The Units are being offered by the Company pursuant to the Company’s shelf registration statement on Form S-3 (File No. 333-231019) filed with the Securities and Exchange Commission (the “Commission”) on April 25, 2019 and declared effective on May 6, 2019 and a prospectus supplement thereunder, dated February 6, 2020. Subject to certain ownership limitations, the Warrants will be immediately exercisable at an exercise price equal to $2.00 per share of Common Stock. The Warrants are exercisable for five years from the date of issuance.

The purchase price for a Unit is $1.60. The closing of the Offering is expected to occur on or about February 10, 2020. The Company expects the aggregate gross proceeds from the Offering to be approximately $16 million. The Company expects the aggregate net proceeds from the Offering, after deducting the placement agent fees and other estimated offering expenses, to be approximately $14.6 million. The Company intends to use the aggregate net proceeds for working capital and for other general corporate purposes.

The Purchase Agreements contain customary representations, warranties and agreements by the Company and customary conditions to closing. Under the Purchase Agreements, the Company has agreed, subject to certain exceptions, not to enter into any agreement to issue or announce the issuance or proposed issuance of any Common Stock or Common Stock equivalents for a period of 90 days following the Offering.

A.G.P./Alliance Global Partners (“A.G.P.”) is acting as placement agent for the Offering (the “Placement Agent”).

The Company agreed to pay the Placement Agent an aggregate cash fee equal to 7% of the aggregate gross proceeds raised in the Offering pursuant to a Placement Agency Agreement entered into by the Company and the Placement Agent on February 6, 2020 (the “Placement Agency Agreement”). The Company also agreed to reimburse the Placement Agent up to $60,000 for fees and expenses, including the fees and expenses of the Placement Agent’s counsel.

The foregoing summaries of the Warrants, the Purchase Agreements and the Placement Agency Agreement (the “Transaction Documents”) do not purport to be complete and are qualified in their entirety by reference to the full texts of the form of Warrant, the form of Purchase Agreement and the Placement Agency Agreement that are filed herewith as Exhibits 4.1, 10.1 and 10.2, respectively. The representations, warranties and covenants contained in Transaction Documents were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties to the Transaction Documents, and may be subject to limitations agreed upon by the contracting parties. Accordingly, the Transaction Documents are incorporated herein by reference only to provide investors with information regarding the terms of the Transaction Documents, and not to provide investors with any other factual information regarding the Company or its business, and should be read in conjunction with the disclosures in the Company’s periodic reports and other filings with the Commission.

This Current Report on Form 8-K does not constitute an offer to sell, or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

Item 8.01.	Other Events.

On February 6, 2020, the Company issued a press release regarding the Offering.  A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits.

Exhibit Number	Description of Exhibit
4.1	Form of Warrant
5.1	Opinion of Flangas Dalacas Law Group
10.1	Form of Securities Purchase Agreement dated February 6, 2020
10.2	Placement Agency Agreement dated as of February 6, 2020
23.1	Consent of Flangas Dalacas Law Group (included in Exhibit 5.1)
99.1	Press Release of KushCo Holdings, Inc. dated as of February 6, 2020

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KUSHCO HOLDINGS, INC.
(Registrant)

February 10, 2020	/s/ Nicholas Kovacevich
(Date)	Nicholas Kovacevich
Chairman and Chief Executive Officer